Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Raindance Communications, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Raindance Communications, Inc. of our report dated February 11, 2004, with respect to the consolidated balance sheets of Raindance Communications, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Raindance Communications, Inc.

Our report refers to a change to adopt Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, in 2002.

KPMG LLP

Boulder, Colorado
July 20, 2004

Exhibit Index at Page 6